                                                                    EXHIBIT 10.1

                              ALLOCATION AGREEMENT
                              --------------------

     AGREEMENT dated this 1/st/ day of November, 2001, by and among Puma Energy, Inc., a Florida corporation ("Puma"), Caspian Energy International, Inc., a Nevada corporation ("Caspian") and Tamer Muftizade, as the representative of one or more contributing shareholders of Puma and Caspian ("Mr. Muftizade").


                                    RECITALS

     1. Mr. Muftizade represents a group of shareholders from countries outside the United States which have contributed capital for the implementation of their business plan by Caspian and Puma. Such contributions amounted to $3,200,000
(USD) in the aggregate and were made during 1997 and 1998.

     2. Approximately $4,000,000 was subsequently distributed to the shareholders in 1998. Following the distribution, approximately $2,008,000 was placed back into Caspian and Puma through June 30, 2001. All funds placed back into Caspian and Puma, including additional amounts after June 30, 2001, up to the original $4,000,000 distributed, are intended as capital contributions.

     3. When the capital contributions were made, it was intended that Management of Puma and Caspian would have the right to allocate such funds between the two companies as they elected.

     4. All such contributions were made through the bank accounts of Caspian, due to questions at the time whether Puma accounts might be subject to levy for payment of back taxes (all of which have subsequently been paid).

     5. It was intended that a portion of the funds paid through Caspian's bank account was to be applied and allocated to Puma and to be the sole property of Puma free of any obligation to Caspian.

                                   AGREEMENTS

     1. Caspian and Puma agree that any allocation by them of capital contributed by the Muftizade Group between Puma and Caspian or contributed hereafter shall be binding on the parties and their successors and assigns.

     2. Caspian and Puma acknowledge that there is no debtor/creditor, shareholder, parent/subsidiary, partnership, joint venture, or any other relationship between them, other than signing this Agreement to clarify the payments made through Caspian bank account that were to be applied to Puma.

     EXECUTED as of the date first above written.

                                        PUMA ENERGY, INC.



                                        By: /s/ Edward W. Blessing
                                           -----------------------
                                            Edward W. Blessing, President



                                        CASPIAN ENERGY INTERNATIONAL, INC,



                                        By: /s/ Edward W. Blessing
                                           -----------------------
                                            Edward W. Blessing, President


                                        CONTRIBUTING SHAREHOLDER(S):


                                        By: /s/ Tamer Muftizade
                                           --------------------
                                           Tamer Muftizade